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                                                                      Exhibit 99

THE MANITOWOC COMPANY COMPLETES ACQUISITION OF POTAIN
Historic Joining of Two Industry Giants Provides One of the Broadest Ranges of Lifting Solutions in the Industry
MANITOWOC, WISCONSIN
NEWS FOR IMMEDIATE RELEASE

MANITOWOC, WI - May 9, 2001 - The Manitowoc Company, Inc. (NYSE: MTW), the leading worldwide manufacturer of high-capacity, lattice-boom crawler cranes, announced today that it has completed the acquisition of Potain SA, the tower crane subsidiary of the French industrial concern Legris Industries SA. Located in Ecully, France, Potain is the world's leading manufacturer of tower cranes. The final purchase price of the acquisition was $307.1 million, plus Potain's net income from January 1, 2001 through the closing date.

Potain will become part of Manitowoc's Crane segment, creating one of the world's largest producers of lifting solutions for the construction and equipment rental industries, with products that include lattice-boom crawler cranes, tower cranes, boom trucks, and other lifting products.

"We are extremely pleased to welcome the over 2,200 employees of Potain to the Manitowoc family," said Terry D. Growcock, Manitowoc's president and chief executive officer. "This strategic addition to our Crane segment presents Manitowoc with a host of opportunities for growth, including further penetration into key European and Asian markets and the expansion of our product line to encompass a greater variety of lifting solutions. In addition, we will now be able to extend our crane manufacturing capabilities to a third continent and take full advantage of synergies in distribution, material procurement, manufacturing, and product marketing."

"Our two organizations share a common heritage of quality and technological innovation, and a long-term commitment to our customers that spans more than half a century," said Jean Yves Bouffault, Potain's president and chief executive officer. "We are pleased that this historic combination will offer our customers the choice of the world's finest tower and lattice-boom crawler crane products from the two finest manufacturers in the industry."

"For the remainder of the year, we expect Potain to generate over $200 million in revenue and be neutral to Manitowoc's earnings, but to be approximately $0.10 to $0.15 accretive to earnings in 2002," explained Glen E. Tellock, Manitowoc's senior vice president and chief financial officer. "More importantly, these earnings assumptions are not contingent on synergies. Potain's operating margins should approach 15% by year-end. In addition, we expect Potain will be EVA positive within 24 months. Our interest expense in 2001 is expected to increase approximately $21 million. Goodwill associated with the transaction is expected to be amortized over 40 years, or approximately $5.0 million per year. We expect that capital expenditures at Potain will be in the $5 to $10 million range for 2001. With Potain as a part of Manitowoc's crane operations, we are on the verge of achieving our Vision 2002 goal of $1.3 billion in consolidated revenue."

The transaction was financed through Manitowoc's new $475 million credit facility and the issuance of Manitowoc's 10-3/8% Senior Subordinated Notes due 2011 in the aggregate principal amount of Euro 175 million.

About Potain
Founded in 1928, Potain is considered a technology leader in the tower crane market with a long history of product innovations and patents. The company manufactures a variety of tower cranes, including top slewing, luffing jib, topless, and self-erecting units, plus special

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models for dams and other large building projects. The company has sold more than 88,000 cranes worldwide. Potain operates eight manufacturing facilities for tower cranes and related products in France, Germany, Italy, Portugal, and China, and is active in more than 50 countries through distribution subsidiaries or agents.

Potain tower crane products are on the job in some of the world's highest profile construction projects, including the Three Gorges Dam in China, the world's largest dam project; the Normandy Bridge in France, the world's largest shroud bridge; the Hong Kong Airport; and Boston's "Big Dig" tunnel/highway interchange, the largest construction project in North America.

About The Manitowoc Company
The Manitowoc Company, Inc. is a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment for the foodservice industry. It is also a leading producer of lattice-boom cranes, tower cranes, boom trucks, and related products for the construction industry, and is the leading provider of ship repair, conversion, and new-construction services for the Great Lakes maritime industry.


Forward-Looking Statements

Any statements contained herein that contain other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, words such as Manitowoc "expects," or "estimates," or words of similar meaning are generally intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated difficulties in integrating Potain's operations, changes in demand for the products manufactured by Manitowoc and Potain, competitive conditions in the markets served by Manitowoc and Potain, the potential negative impact on Manitowoc of the substantial leverage it will incur as a result of the Potain acquisition, changes in currency exchange rates, unanticipated changes in laws and regulations (including international trade regulations), changes in general economic conditions, and the cyclicality of the construction industry. Additional factors that could affect the forward-looking statements are included in Manitowoc's filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this release, and Manitowoc undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


For further information:
Glen E. Tellock
Senior Vice President & Chief Financial Officer
Telephone: (920) 683-8122


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